Exhibit 10.28

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Fifth Amendment”) is made and entered into as of the 30th day of November, 2014, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of June 6, 2011 (the “Original Lease”), as modified by (i) that certain First Amendment to Lease dated as of June 21, 2012 by and between Landlord and Tenant (“First Amendment”), (ii) that certain Second Amendment to Lease dated as of November 13, 2012, by and between Landlord and Tenant (“Second Amendment”), (iii) that certain Third Amendment to Lease dated as of February 14, 2014 by and between Landlord and Tenant (“Third Amendment”), and (iv) that certain Fourth Amendment to Lease dated as of July 25, 2014 by and between Landlord and Tenant (“Fourth Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 3333 North Torrey Pines Court, San Diego, California (the “Building”). The Original Lease, as modified by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, may be referred to herein as the “Lease.”

B. By this Fifth Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 18,477 rentable (16,003 usable) square feet in the Building consisting of (i) approximately 13,487 rentable (11,681 usable) square feet on the fourth (4th) floor of the Building and commonly known as Suite 400, and (ii) approximately 4,990 rentable (4,322 usable) square feet on the third (3rd) floor of the Building and commonly known as Suite 300 (collectively, the “Existing Premises”), all as more particularly described in the Fourth Amendment.

2. Expansion of Existing Premises; Expansion Commencement Date; Early Entry.

2.1. Expansion Space. That certain space consisting of approximately 6,248 rentable (5,411 usable) square feet and commonly known as Suite 350 in the Building may be referred to herein as the “Expansion Space.” Such Expansion Space is more particularly described on Exhibit “A” attached hereto.

2.2. Expansion Commencement Date. Effective as of the earlier of (i) the date Tenant commences normal business operations in the Expansion Space, or (ii) the date of Substantial Completion of the Expansion Space pursuant to Exhibit “B” attached hereto (“Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant, the Expansion Space. Landlord and Tenant hereby stipulate and agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of square feet leased by Tenant in the Building to a total of 24,725 rentable (21,414 usable) square feet. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space. The anticipated Expansion Commencement Date is March 1, 2015. Within ten (10) days after Landlord’s written request, Tenant shall execute a written confirmation of the Expansion Commencement Date Term in substantially the form of the Notice of Lease Term Dates attached to the Original Lease.

2.3. Early Entry. Tenant’s early entry rights are set forth in Section 5.1 of Exhibit “B”.

3. Expansion Space Term. The term of the Tenant’s Lease of the Expansion Space shall commence as of the Expansion Commencement Date and shall, subject to Section 13 below and Section 8 of the Fourth Amendment, expire conterminously with Tenant’s leasing of the Existing Premises (March 31, 2020). The period from the Expansion Commencement Date through March 31, 2020 shall be referred to herein as the “Expansion Space Term”; provided, however, that the Expansion Space Term (and Tenant’s lease of the Existing Premises) shall be deemed extended by one (1) month for each month (or portion thereof) beyond May 1, 2015 that the Expansion Commencement Date does not occur (for example, if the Expansion Commencement Date occurs on June 6, 2015, then the Expansion Space Term and the Lease Term for the entire Premises shall be deemed extended by two (2) months (i.e., until May 31, 2020)).

4. Monthly Basic Rent for the Expansion Space. Effective as of the Expansion Commencement Date, Tenant shall pay (subject to partial abatement as described in Section 5 below), as Monthly Basic Rent for the Expansion Space, the following:

Months of Expansion Space Term	Monthly Basic Rent	Monthly Basic Rent Per RSF of the Expansion Space

*Expansion Commencement Date – 09/30/15	$22,805.20	$3.65

10/01/15 – 09/30/16	$23,492.48	$3.76

10/01/16 – 09/30/17	$24,179.76	$3.87

10/01/17 – 09/30/18	$24,929.52	$3.99

10/01/18 – 09/30/19	$25,679.28	$4.11

10/01/19 – 03/31/20	$26,429.04	$4.23

*	Subject to partial abatement for months 2 – 5 as provided in Section 5 below.

5. Partial Abatement of Monthly Basic Rent. Notwithstanding anything to the contrary contained in the Lease or in this Fifth Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Fifth Amendment, Landlord hereby agrees to abate fifty percent (50%) of Tenant’s obligation to pay Monthly Basic of Rent for the Expansion Space for the second (2nd), third (3rd), fourth (4th) and fifth (5th) full months of the Expansion Space Term (collectively, the “Expansion Space Abated Rent”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Fifth Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Fourth Amendment that results in early termination pursuant to the provisions of Section 23 of the Original Lease, then as a part of the recovery set forth in Section 23 of the Original Lease, Landlord shall be entitled to the recovery of the unamortized amount of the Monthly Basic Rent that was abated under the provisions of this Section 5.

6. Tenant’s Percentage. Commencing as of the Expansion Commencement Date, Tenant’s Percentage for the Expansion Space shall be 13.44%.

7. Right of First Refusal. During the first twelve (12) months of the Expansion Space Term only (commencing as of the Expansion Commencement Date), Tenant shall have a continuing (subject to the terms hereof) right of first refusal with respect to available space located on the second (2nd) floor of the Building (the “First Refusal Space”). Notwithstanding the foregoing (i) the lease term for Tenant’s lease of the First Refusal Space pursuant to Tenant’s exercise of such first refusal right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space, including any renewal or extension of any such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (x) the tenant of any such existing lease and (y) any other tenant of the Project as of the date hereof (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 7. Section 9 of the Fourth Amendment is hereby deemed deleted in its entirety and is of no further force or effect.

7.1. Procedure for Refusal. Landlord shall notify Tenant (the “First Refusal Notice”) from time to time in writing when Landlord receives a bona fide offer from a prospective third party tenant that Landlord is willing to accept for the First Refusal Space and/or when Landlord intends to submit a bona fide counteroffer which Landlord would be willing to accept (in each case where no holder of a Superior Right desires to lease such space). The economic terms and conditions of Tenant’s lease of such First Refusal Space shall be as provided in Landlord’s First Refusal Notice (“First Refusal Economic Terms”).

7.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) calendar days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein. If Tenant does not exercise its right of first refusal within such ten (10) calendar day period (on all of the First Refusal Economic Terms), then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first refusal as to such particular space shall thereupon automatically terminate. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space comprising the First Refusal Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the First Refusal Economic Terms.

7.3. Construction of First Refusal Space. Tenant shall take the First Refusal Space in its “As-Is” condition (except as otherwise provided in the First Refusal Notice), and Tenant shall be entitled to construct improvements in the First Refusal Space at Tenant’s expense, in accordance with and subject to the provisions of Section 12 of the Original Lease.

7.4. Continuing Right. If the space in Landlord’s First Refusal Notice is only a portion of the First Refusal Space, then Tenant shall retain its right of first refusal pursuant to the terms of this Section 7 with respect to the remaining portion of the First Refusal Space which has never been included in a Landlord’s First Refusal Notice when Landlord determines that such remaining First refusal Space is available for lease as set forth above.

7.5. Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Refusal Space to the Lease upon the First Refusal Economic Terms set forth in Landlord’s First Refusal Notice and upon the same non-economic terms and conditions as applicable to the Expansion Space then leased by Tenant under the Lease. Tenant shall commence payment of rent for the First Refusal Space and the Lease Term of the First Refusal Space shall commence upon the date of delivery of such First Refusal Space to Tenant. The Lease Term for the First Refusal Space shall be as provided in the First Refusal Notice.

7.6. No Defaults. The rights contained in this Section 7 shall be personal to the Original Tenant and any Affiliate Assignee, and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest (or Affiliate Assignee’s interest) in the Lease) if the Original Tenant (or such Affiliate Assignee) actually occupies at least seventy five percent (75%) of the entire Premises then leased by Original Tenant (or such Affiliate Assignee) as of the date of Tenant’s exercise of its right of first refusal. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in the Lease, at law and/or in equity, Tenant shall not have the right to lease the First Refusal Space as provided in this Section 7 if, as of the date of the First Refusal Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First

Refusal Space to Tenant, Tenant is in default under the Lease (as modified by this Fifth Amendment) beyond the expiration of all applicable notice and cure periods.

8. Tenant’s Termination Consideration for Tenant’s Cancellation Right. Section 10 of the Fourth Amendment is hereby deemed modified to provide that the “Termination Consideration” shall also include (in addition to all other components of the Termination Consideration described therein) (i) the unamortized portion of the brokerage commissions paid or incurred by Landlord in connection with this Fifth Amendment (including in connection with any First Refusal Space leased by Tenant pursuant to Section 7 of this Fifth Amendment), if applicable; plus (ii) the unamortized portion of the costs of the tenant improvements and tenant improvement allowance, if any, paid or provided by Landlord for the Expansion Space and any First Refusal Space leased by Tenant pursuant to Section 7 of this Fifth Amendment; plus (iii) an amount equal to three (3) months of Monthly Basic Rent calculated at the rate that would otherwise be payable by Tenant for any First Refusal Space leased by Tenant pursuant to Section 7 of this Fifth Amendment, if applicable) for the first three (3) months after the Termination Date had the Lease not been terminated. In addition, for purposes of the termination of Lease with respect to the Expansion Space only, the Termination Consideration shall include an amount equal to five (5) months of Monthly Basic Rent (and not three (3) months), calculated at the rate that would be payable by Tenant for the Expansion Space for the first five (5) months after the Termination Date had the Lease not been terminated.

9. Brokers. Each party represents and warrants to the other that, except for Cushman & Wakefield (“Tenant’s Broker”) and The Muller Company (“Landlord’s Broker”) no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Fifth Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Tenant’s Broker and Landlord’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Fifth Amendment. Landlord shall pay any and all commissions or finder’s fees due to Tenant’s Broker and Landlord’s Broker pursuant to separate agreements.

10. Parking. During the Expansion Space Term, Tenant shall, at no additional cost and in lieu of Tenant’s existing parking rights in the Lease, be entitled to a total of sixty-six (66) parking privileges, consisting of twenty-seven (27) reserved parking privileges in the parking structure adjacent to the Building and thirty-nine (39) unreserved, uncovered parking privileges in the surface parking lot adjacent to the Building. Tenant’s use of such parking spaces shall be subject to all of the terms and conditions of the Lease.

11. Condition of the Expansion Space and Landlord’s Work. Except as specifically set forth below, Tenant hereby agrees to accept the Expansion Space in its “as-is” condition and Tenant hereby acknowledges that Landlord, except as provided below, shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space. Notwithstanding anything above to the contrary, promptly after full execution and delivery of this Fifth Amendment by Landlord and Tenant, Landlord shall perform the improvement work described on Exhibit “B.” Notwithstanding anything above to the contrary, in the event that the Base, Shell and Core serving the Expansion Space (as defined in Exhibit “B”) (including the structural portions of the Premises, roof and roof membrane, the base building HVAC, electrical, exit lighting, fire sprinklers and plumbing systems, common areas, window coverings and drapery pockets, corridors, path of travel, elevators and restrooms) in its condition existing as of such date without regard to any of the Tenant Improvements, alterations or other improvements to be constructed or installed by or on behalf of Tenant in the Premises or Tenant’s use of the Premises, and based solely on an unoccupied basis, (A) does not substantially comply with applicable laws in effect as of the date hereof (including laws pertaining to Title 24 (provided, however, that all Title 24 costs in connection with the Tenant Improvements shall be part of the Tenant Improvement costs and shall be deducted from the Allowance)), seismic, fire and life safety and the ADA), or (B) contains latent defects (not caused by Tenant’s acts or omissions), then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in (and not excluded in) Section 4 of the Original Lease), for correcting any such substantial non-compliance to the extent and as and when required by applicable laws, and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant; provided, however, that if Tenant fails to give Landlord written notice of any such latent defects described in clause (B) hereinabove within thirty (30) days after the Expansion Commencement Date, then the correction of any such latent defects shall, subject to Landlord’s repair obligations in Section 11.2 of the Original Lease, be Tenant’s responsibility at Tenant’s sole cost and expense. In no event shall Tenant be obligated to remove any of the Tenant Improvements in the Expansion Space upon the expiration or sooner termination of the Lease; provided, however, that any Tenant Changes to the Expansion Space are subject to Tenant’s surrender/restoration obligations in the Lease.

12. Security Deposit. Tenant has previously deposited with Landlord Seventy Nine Thousand Seven Hundred Seventy-Six and 10/100 Dollars ($79,776.10) as a Security Deposit under the Lease. Concurrently with Tenant’s execution and delivery of this Fifth Amendment to Landlord, Tenant shall deposit with Landlord an additional Security Deposit amount equal to Twenty Six Thousand Four Hundred Twenty-Nine and 04/100 Dollars ($26,429.04), for a total Security deposit of One Hundred Six Thousand Two Hundred Five and 14/100 Dollars ($106,205.14). Landlord shall continue to hold the Security Deposit (as increased herein) in accordance with the terms and conditions of Section 5 of the Original Lease.

13. Contingency and Additional Consideration. Without limiting the effectiveness of this Fifth Amendment, Landlord and Tenant acknowledge and agree that in the event that Tenant does not obtain approval from Tenant’s Board of Directors on or before December 31, 2014 to continue this Lease in effect that Tenant shall thereafter have the right to terminate this Fifth Amendment (but not the Lease) by providing written notice to Landlord sent (if at all) no later than January 5, 2015 (and Tenant’s failure to do so shall constitute Tenant’s waiver of such termination right). Concurrently with Tenant’s execution and delivery of this Fifth Amendment to Landlord, Tenant shall pay to Landlord an amount equal to Forty Five Thousand Six Hundred Ten Dollars ($45,610.00) (“Additional Consideration”). In the event that Tenant terminates this Fifth Amendment pursuant to this Section 13, then Landlord shall have the right to retain such Additional Consideration amount. In the event Tenant does not exercise its termination right pursuant to this Section 13, then Landlord shall apply such amount toward the Monthly Basic Rent first coming due under this Fifth Amendment until such amount is fully depleted.

14. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Fifth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and, to the best of Tenant’s knowledge, that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

15. Disclosures and Utility Usage Information. Pursuant to Civil Code Section 1938, Landlord states that, as of the date hereof, the Expansion Space has not undergone inspection by a Certified Access Specialist (“CASp”) to determine whether the Expansion Space meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Expansion Space, upon request, Tenant shall provide monthly electrical utility usage for the Expansion Space to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to Expansion Space directly from the applicable utility company.

16. Signing Authority. Each individual executing this Fifth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Fifth Amendment and that each person signing on behalf of Tenant is authorized to do so.

17. No Further Modification. Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

LANDLORD:	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC, a Delaware limited liability company
Its Non-Member Manager

	By:	Mullrock 3, LLC, a Delaware limited liability company
Its Sole Member

		By:	Muller-Rock 3, LLC, a California limited liability company
Its Managing Member

By:	/s/ Jon Muller

Name:	Jon Muller
Title:	Managing Member

“TENANT”	AUSPEX PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Bharatt Chowrira

		Print Name:	Bharatt Chowrira
		Print Title:	COO

EXHIBIT “A”

EXPANSION SPACE

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Expansion Space and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Expansion Space.

EXHIBIT “A”

EXHIBIT “B”

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space. All references in this Work Letter Agreement to the “Fifth Amendment” shall mean the relevant portions of the Fifth Amendment to which this Work Letter Agreement is attached as Exhibit “B.”

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the Expansion Space and of the Building (collectively, the “Base, Shell and Core”). Landlord shall install in the Expansion Space certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except as otherwise provided in Section 11 of the Fifth Amendment, and except for the Tenant Improvement work described in this Work Letter Agreement, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space or the Building.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE EXPANSION SPACE

Within five (5) days of the full execution and delivery of the Fifth Amendment by Landlord and Tenant, Tenant shall meet with Landlord’s Architect and provide Landlord’s Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and equipment to be contained therein (the “Information”). Landlord shall cause Architect to, based on such Information (subject to changes reasonably required by Landlord), prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and to deliver the Final Space Plan to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within five (5) business days after Landlord delivers the Final Space Plan or such revisions to Tenant; provided, however, that Tenant may only disapprove the Final Space Plan to the extent the same is not (subject to changes reasonably required by Landlord) in substantial conformance with the Information provided by Tenant to Architect (“Space Plan Design Problem”). Tenant’s failure to disapprove the Final Space Plan for any Space Plan Design Problem or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Space Plan Design Problem) within said five (5) business day period shall be deemed to constitute Tenant’s approval of the Final Space Plan or such revisions. Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within five (5) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan, and only if Tenant delivers to Landlord, within such five (5) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan (if applicable) and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval within five (5) business days after receipt of Tenant’s revisions, in accordance with the foregoing provisions, and the parties shall follow the foregoing

EXHIBIT “B”

procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Final Space Plan and/or Approved Working Drawings shall be referred to herein as the “Tenant Improvements.” Tenant shall make no changes, change orders or modifications to the Final Space Plan and/or Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) increase the cost of the design, permitting and construction of the Tenant Improvements depicted in the Final Space Plan; (ii) directly delay the Substantial Completion of the Expansion Space; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building, in all cases excepting modifications necessary to satisfy Landlord’s obligations in Section 11 of the Fifth Amendment, which Landlord acknowledges shall be made at Landlord’s sole expense and not subject to Section 3 below. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

The contractor which shall construct the Tenant Improvements shall be a contractor selected by Landlord. The contractor selected may be referred to herein as the “Contractor”. Landlord shall cause the Contractor to (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Landlord shall pay for the cost of the design and construction of the Tenant Improvements in an amount up to, but not exceeding Forty Dollars ($40.00) per rentable square foot of the Expansion Space (i.e., up to Two Hundred Forty-Nine Thousand Nine Hundred Twenty Dollars ($249,920.00) based on 6,248 usable square feet of the Expansion Space) (the “Allowance”); the Allowance shall include a “test fit” amount equal to fifteen cents ($0.15) per rentable square foot of the Expansion Space and any “test fit” costs shall be deducted from the Allowance. The cost of the design and construction of the Tenant Improvements shall include Landlord’s construction supervision and management fee in an amount equal to the product of (i) five percent (5%) and (ii) the amount equal to the sum of the Allowance and the Over-Allowance Amount (as such term is defined below.) Tenant shall pay for all costs in excess of the Allowance (“Over-Allowance Amount”), which payment shall be made to Landlord in cash within ten (10) days after Tenant’s receipt of invoice therefor from Landlord. In the event that Tenant requests any changes, change orders or modifications to the Approved Working Drawings (which Landlord approves pursuant to Section 1 above) which increase the cost to construct the Tenant Improvements above the Allowance), Tenant shall pay such increased cost to Landlord immediately upon Landlord’s request therefor. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Allowance. In no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant. Tenant shall not be entitled to receive in cash or as a credit against any rental or otherwise, any portion of the Allowance not used to pay for the cost of the design and construction of the Tenant Improvements.

SECTION 4

SUBSTANTIAL COMPLETION

4.1 Substantial Completion. For purposes of the Fifth Amendment, including for purposes of determining the Expansion Commencement Date (as set forth in Section 2.2 of the Fifth Amendment), “Substantial Completion” of the Expansion Space shall occur upon the completion of construction of the Tenant Improvements in the Expansion Space pursuant to the Final Space Plan and/or Approved Working Drawings, with the exception of any punch list items that do not materially interfere with Tenant’s use and occupancy of the Expansion Space and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

EXHIBIT “B”

4.2 Delay of the Substantial Completion of the Expansion Space. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space as a direct result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve the Final Space Plan or Working Drawings (if any) or any other matter requiring Tenant’s approval;

4.2.2 a breach by Tenant of the terms of this Work Letter Agreement or the Lease;

4.2.3 Tenant’s request for changes in any of the Construction Drawings, except for changes necessary to satisfy Landlord’s obligations in Section 11 of the Fifth Amendment;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the March 1, 2015 anticipated date of Substantial Completion of the Expansion Space, or which are different from, or not included in, Landlord’s standard tenant improvement items for the Building;

4.2.5 changes to the Base, Shell and Core, structural components or structural components or systems of the Building required by the Final Space Plan and/or Approved Working Drawings except for changes necessary to satisfy Landlord’s obligations in Section 11 of the Fifth Amendment;

4.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Expansion Space or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

4.2.7 any other delay (other than those described above) caused by the acts or omissions of Tenant, or its agents, or employees, which delay continues for twenty-four (24) hours following written notice from Landlord;

then, notwithstanding anything to the contrary set forth in the Fifth Amendment and regardless of the actual date of Substantial Completion, the Expansion Commencement Date (as set forth in Section 2.2 of the Fifth Amendment) shall be deemed to be the date the Expansion Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Expansion Space Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Expansion Space, at Landlord’s reasonable discretion, Contractor shall allow Tenant and Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees access to the Expansion Space prior to the anticipated Substantial Completion of the Expansion Space for the purpose of Tenant installing equipment, fixtures (including Tenant’s data and telephone equipment), leasehold improvements and Tenant’s furniture in the Expansion Space. Prior to Tenant’s entry into the Expansion Space as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Expansion Space, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to institute and maintain corrective actions as directed by Landlord within twenty-four (24) hours of notice thereof, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the

EXHIBIT “B”

terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Monthly Basic Rent, utilities, Operating Expenses or charge for use of any Building services (until the occurrence of the Expansion Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Expansion Space in connection with such entry or to any property placed therein prior to the Expansion Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Expansion Space, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord, Tenant shall promptly reimburse Landlord for such extra costs upon receipt of an invoice therefor setting forth such extra costs in reasonable detail. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Space or Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1. Tenant shall also have reasonable access to select areas of the Building during the construction of the Tenant Improvements for storage and staging purposes, but only if Landlord determines that such staging areas are available.

5.2 Tenant’s Representative. Tenant has designated Bharatt Chowrira as its sole representative with respect to the matters set forth in this Work Letter Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.3 Landlord’s Representative. Landlord has designated Maya Hausmann as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.4 Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord or Tenant, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord or Tenant, as applicable. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in the Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before the Substantial Completion of the Expansion Space and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such work stoppage as set forth in Section 4.2 of this Work Letter Agreement), and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Expansion Commencement Date, for any reason due to a default by Tenant as described in the Lease or under this Work Letter Agreement, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.